Exhibit 99.1

Contact:
Shelly Whitaker, APR
Shelly.whitaker@advanceautoparts.com

Direct	540-561-8452
Fax	540-561-6445

ADVANCE AUTO PARTS REPORTS FIRST QUARTER RESULTS

ROANOKE, Va., May 16, 2007— Advance Auto Parts, Inc. (NYSE: AAP), a leading retailer of automotive aftermarket parts, accessories, batteries, and maintenance items, today announced its financial results for the fiscal first quarter ended April 21, 2007.

Earnings per diluted share for the first quarter were $0.71, compared to $0.68 last year. In the first quarter, sales increased to $1.47 billion from $1.39 billion last year. Comparable-store sales increased 1.1% in the quarter, comprised of a 0.2% decrease in do-it-yourself (DIY) and a 5.2% increase in do-it-for-me (DIFM). The 1.1% comparable-store sales increase compares to a 3.9% increase in last year’s first quarter.

“For the first quarter, our comp store sales came in at the low end of our guidance range, which was disappointing,” said Jack Brouillard, interim Chairman, President and CEO. “However, largely due to our strong gross margin performance, our earnings per share of $0.71 came in at the higher end of our guidance range of $0.68 to $0.72 per share.”

First quarter gross margin was 48.3% of sales, a 57 basis-point improvement compared to last year’s quarter, primarily reflecting improved procurement costs and lower logistics costs.

ADVANCE AUTO PARTS REPORTS FIRST QUARTER 2007 RESULTS
May 16, 2007

First quarter selling, general and administrative (SG&A) expenses were 39.1% of sales, compared to 38.7% in first quarter 2006, a 46 basis point increase. This increase was primarily due to a 70 basis point loss of leverage on rent, depreciation and other fixed costs from modest comparable-store sales.

Store Information
During the first quarter, the Company opened 70 new stores, of which eight were Autopart International (AI) stores. The Company also relocated eight existing stores, remodeled 34 stores, and closed two stores.

2007 Guidance
The Company reiterates its earnings guidance on comparable-store sales for the second quarter and the year in the low single-digit range. Quarter-to-date results are tracking in that range. The Company forecasts second quarter 2007 earnings per diluted share in the range of $0.65 to $0.69, which compares to $0.59 in last year’s second quarter. The Company expects full year 2007 earnings per diluted share in the range of $2.38 to $2.48, an increase of 10% to 15% as compared to 2006.

For 2007, the Company anticipates new-store growth in the 200-210 range, from the opening of both Advance and AI stores.

Jack Brouillard, interim Chairman, President and CEO stated. “I will be serving as interim CEO while we undertake a nationwide search for a new CEO. I am proud to have served as a member of Advance’s board of directors since 2004 and look forward to working with our very capable management team to pursue the many opportunities we believe we have to continue our growth and improve our performance. As a result of our comprehensive strategy review, we have been able to take a more in-depth look at the industry and our customers and we believe those understandings will help us to improve our sales growth. Through the lens of our strategy, we will be creating a more efficient business model enabling us to convert sales growth into increased profits.”

ADVANCE AUTO PARTS REPORTS FIRST QUARTER 2007 RESULTS
May 16, 2007

Annual Meeting Announcements
The Company held its annual meeting of stockholders on May 16, 2007.
•	The following individuals will serve on the Company’s Board of Directors:
▪	John C. Brouillard
▪	Lawrence P. Castellani
▪	Darren R. Jackson
▪	Nicholas J. LaHowchic
▪	William S. Oglesby
▪	Gilbert T. Ray
▪	Carlos A. Saladrigas
▪	William L. Salter
▪	Francesca M. Spinelli

Michael N. Coppola was also elected to the Board of Directors and resigned effective immediately following the annual meeting. Other proposals approved by the stockholders were the ratification of the appointment by the audit committee of Deloitte & Touche LLP as independent auditors for 2007, the approval of an amendment to the 2004 Long-Term Incentive plan and approval of the 2007 Executive Incentive Plan.

Dividend
On May 16, 2007, the Company’s Board of Directors declared a regular quarterly cash dividend of six cents per share to be paid on July 6, 2007 to stockholders of record as of June 22, 2007.

Investor Conference Call
The Company will host a conference call on May 17, 2007, at 8:00 a.m. Eastern Standard Time to discuss its quarterly results. To listen to the live call, please log on to the Company’s Web site,

ADVANCE AUTO PARTS REPORTS FIRST QUARTER 2007 RESULTS
May 16, 2007

www.AdvanceAutoParts.com, or dial (866) 908-1AAP. The call will be archived on the Company’s Web site until May 16, 2008.

About Advance Auto Parts
Headquartered in Roanoke, Va., Advance Auto Parts is the second-largest retailer of automotive aftermarket parts, accessories, batteries, and maintenance items in the United States, based on store count and sales. As of April 21, 2007, the Company operated 3,150 stores in 40 states, Puerto Rico, and the Virgin Islands. The Company serves both the do-it-yourself and professional installer markets.

Certain statements contained in this release are forward-looking statements, as that statement is used in the Private Securities Litigation Reform Act of 1995. Forward-looking statements address future events or developments, and typically use words such as believe, anticipate, expect, intend, plan, forecast, outlook or estimate. These statements discuss, among other things, expected growth and future performance, including store growth, comparable-store sales, gross margin and SG&A rates, and earnings per share for second-quarter 2007 and fiscal year 2007. These forward-looking statements are subject to risks, uncertainties and assumptions including, but not limited to, competitive pressures, demand for the Company’s products, the market for auto parts, the economy in general, inflation, consumer debt levels, the weather, acts of terrorism, availability of suitable real estate, dependence on foreign suppliers and other factors disclosed in the Company’s 10-K for the fiscal year ended December 30, 2006, on file with the Securities and Exchange Commission. Actual results may differ materially from anticipated results described in these forward-looking statements. The Company intends these forward-looking statements to speak only as of the time of this news release and does not undertake to update or revise them, as more information becomes available.

-Financial Tables to Follow-

Advance Auto Parts, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(in thousands)
(unaudited)

	April 21,	December 30,	April 22,
	2007	2006	2006

Assets

Current assets:
Cash and cash equivalents	$16,983	$11,128	$55,350
Receivables, net	89,754	97,046	84,779
Inventories, net	1,556,052	1,463,340	1,420,889
Other current assets	29,418	40,459	28,742
Total current assets	1,692,207	1,611,973	1,589,760

Property and equipment, net	1,016,046	994,977	932,455
Assets held for sale	1,448	1,548	5,106
Goodwill	33,718	33,718	67,208
Intangible assets, net	27,596	27,926	-
Other assets, net	10,299	12,539	21,199
	$2,781,314	$2,682,681	$2,615,728

Liabilities and Stockholders' Equity

Current liabilities:
Bank overdrafts	$5,707	$34,206	$21,923
Current portion of long-term debt	62	67	35,261
Financed vendor accounts payable	118,246	127,543	125,433
Accounts payable	768,621	651,587	696,559
Accrued expenses	254,859	252,975	282,916
Other current liabilities	47,173	47,042	46,786
Total current liabilities	1,194,668	1,113,420	1,208,878

Long-term debt	404,150	477,173	395,343
Other long-term liabilities	64,537	61,234	72,002
Total stockholders' equity	1,117,959	1,030,854	939,505
	$2,781,314	$2,682,681	$2,615,728

NOTE: These preliminary condensed consolidated balance sheets have been prepared on a basis consistent with our previously prepared balance sheets filed with the Securities and Exchange Commission for our prior quarter and annual reports, but do not include the footnotes required by generally accepted accounting principles for complete financial statements.

Advance Auto Parts, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
Sixteen Week Periods Ended
April 21, 2007 and April 22, 2006
(in thousands, except per share data)
(unaudited)

	April 21,	April 22,
	2007	2006

Net sales	$1,468,120	$1,393,010

Cost of sales, including purchasing and warehousing costs	758,717	727,842

Gross profit	709,403	665,168

Selling, general and administrative expenses	574,710	538,870

Operating income	134,693	126,298

Other, net:
Interest expense	(11,274)	(10,163)
Other income, net	342	620
Total other, net	(10,932)	(9,543)

Income before provision for income taxes	123,761	116,755

Provision for income taxes	47,660	42,674

Net income	$76,101	$74,081

Basic earnings per share	$0.72	$0.69
Diluted earnings per share	$0.71	$0.68

Average common shares outstanding ( a )	105,694	107,879
Dilutive effect of stock options	951	1,376
Average common shares outstanding - assuming dilution	106,645	109,255

( a )
Average common shares outstanding is calculated based on the weighted average number of shares outstanding for the quarter. At April 21, 2007 and April 22, 2006, we had 106,058 and 106,960 shares outstanding, respectively.

NOTE: These preliminary condensed consolidated statements of operations have been prepared on a basis consistent with our previously prepared statements of operations filed with the Securities and Exchange Commission for our prior quarter and annual reports , but do not include the footnotes required by generally accepted accounting principles for complete financial statements.

Advance Auto Parts, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
Sixteen Week Periods Ended
April 21, 2007 and April 22, 2006
(in thousands)
(unaudited)

	April 21,	April 22,
	2007	2006
Cash flows from operating activities:
Net income	$76,101	$74,081
Depreciation and amortization	45,426	39,833
Share-based compensation	5,398	5,045
Benefit for deferred income taxes	(6,087)	(1,163)
Excess tax benefit from share-based compensation	(3,607)	(2,663)
Other non-cash adjustments to net income	3,439	366
Decrease (increase) in:
Receivables, net	4,041	9,716
Inventories, net	(92,712)	(53,790)
Other assets	13,316	15,454
Increase in:
Accounts payable	117,034	67,311
Accrued expenses	21,491	10,130
Other liabilities	3,035	1,974
Net cash provided by operating activities	186,875	166,294

Cash flows from investing activities:
Purchases of property and equipment	(75,940)	(77,954)
Insurance proceeds related to damaged property	3,251	-
Proceeds from sales of property and equipment	239	5,111
Net cash used in investing activities	(72,450)	(72,843)

Cash flows from financing activities:
Decrease in bank overdrafts	(28,499)	(28,247)
(Decrease) increase in financed vendor accounts payable	(9,297)	6,082
Dividends paid	(12,682)	(6,479)
Net payments on credit facilities	(73,000)	(8,175)
Proceeds from the issuance of common stock, primarily exercise
of stock options	11,262	8,576
Excess tax benefit from share-based compensation	3,607	2,663
Repurchase of common stock	-	(53,327)
Other	39	23
Net cash used in financing activities	(108,570)	(78,884)

Net increase in cash and cash equivalents	5,855	14,567
Cash and cash equivalents, beginning of period	11,128	40,783
Cash and cash equivalents, end of period	$16,983	$55,350

NOTE: These preliminary condensed consolidated statements of cash flows have been prepared on a consistent basis with previously prepared statements of cash flows filed with the Securities and Exchange Commission for our prior quarter and annual reports, but do not include the footnotes required by generally accepted accounting principles for complete financial statements.

Advance Auto Parts, Inc. and Subsidiaries
Supplemental Financial Schedules
Sixteen Week Periods Ended
April 21, 2007 and April 22, 2006
(in thousands, except per share data)
(unaudited)

Reconciliation of Free Cash Flow

	April 21,	April 22,
	2007	2006

Cash flows from operating activities	$186,875	$166,294
Cash flows used in investing activities	(72,450)	(72,843)
	114,425	93,451

Decrease (increase) in financed vendor accounts payable	(9,297)	6,082

Free cash flow	$105,128	$99,533

Note: Management uses free cash flow as a measure of our liquidity and believes it is a useful indicator to stockholders of our ability to implement our growth strategies and service our debt. Free cash flow is a non-GAAP measure and should be considered in addition to, but not as a substitute for, information contained in our condensed consolidated statement of cash flows.